CONSENT OF COUNSEL
SHORT-TERM INVESTMENTS TRUST
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for the portfolios of Short-Term Investments Trust (the “Trust”) included in Post-Effective Amendment No. 66 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-58287), and Amendment No. 67 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-02729), on Form N-1A of the Trust.
/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
December 16, 2013